Exhibit 10(c)
AMENDMENT NUMBER FIVE
TO THE
HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2016 (the “Plan”);
WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;
WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;
WHEREAS, the Plan includes certain terms and conditions regarding investment by a participant in the self-directed brokerage account available under the Plan, including that contributions newly made for a participant’s benefit may not be directly invested in such account;
WHEREAS, the Employee Benefits Committee desires to amend the Plan to remove the above-described restriction preventing direct investment in the Plan’s self-directed brokerage account of contributions newly made for a participant’s benefit; and
WHEREAS, the Employee Benefits Committee has determined that the above-described amendment is not material.
NOW, THEREFORE, BE IT RESOLVED, that effective as of November 2, 2016, Section 8.2(d) of the Plan hereby is amended as follows:
(d)    Special Rules Concerning the Self-Directed Brokerage Account. Notwithstanding any provision of the Plan to the contrary, (i) a Participant may not elect to invest in the self-directed brokerage account more than 20% of the aggregate contributions newly made for his or her benefit and (ii) a Participant may not transfer any portion of the Participant’s existing Account from investment in funds other than the self-directed brokerage account to investment in the self-directed brokerage account if such transfer would cause more than 20% of the Participant’s existing Account to be invested in the self-directed brokerage account. Any transfer to the self-directed brokerage account shall be in an amount that is no less than $500 (for the avoidance of doubt, such $500 minimum investment shall not apply to new contributions directly invested in the self-directed brokerage account). Notwithstanding the foregoing, new contributions may be directly invested in the self-directed brokerage account only following the Participant’s establishment of the account and transfer to the account from other investment funds of an investment of no less than $500.

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 8th day of September, 2016.
/s/ Adam Histed
Adam Histed, Chairperson

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